Exhibit 10.43

March 22, 2019
Genentech, Inc.
1 DNA Way
South San Francisco, CA 94080
Attn: Global Head, Alliance and Asset Management
Fax No.: (650) 467-3294

Re:	Collaborative Research, Development and License Agreement: Consent and Payment Direction

Ladies and Gentlemen:
As we have discussed, Curis, Inc., a Delaware corporation (“Curis”), is in the process of discussing, under confidentiality agreements, a potential refinancing of the existing debt financing (the “Transaction”) of Curis Royalty LLC, a wholly owned subsidiary of Curis ( “Curis LLC”) by TPC Investments I LP and TPC Investments II LP (together, the “Investors”), where the existing debt would be repaid from the purchase price paid by the Investors in exchange for the sale, conveyance, transfer and assignment by Curis LLC to the Investors of all or a portion of Curis LLC’s rights to receive certain payments under that certain Collaborative Research, Development and License Agreement, dated as of June 11, 2003, by and between Curis and Genentech, Inc. (“Genentech”), as amended as of December 10, 2004, April 11, 2005, May 8, 2006 and again as of April 26, 2012 (the “License Agreement”). As noted below, you have previously consented to (a) the assignment of certain payment rights under the License Agreement from Curis to Curis LLC, (b) the pledge of such payment rights, (c) the pledge by Curis of its equity interests in Curis LLC, and (d) disclosure of certain Confidential Information. In connection with the Transaction, by this letter agreement (“Letter Agreement”), Curis is seeking Genentech’s consent under Section 16.8 of the License Agreement to (w) the assignment of such payment rights to the Investors, (x) the pledge of such payment rights to Lind SA LLC, as collateral agent on behalf of the Investors (in such capacity, the “Agent”), for its benefit and the benefit of the Investors, (y) the pledge by Curis of its equity interests in Curis LLC to the Agent, for its benefit and the benefit of the Investors, and (z) the disclosure of certain Confidential Information under the License Agreement, each as more fully described herein. Defined terms used but not defined herein shall have the meanings ascribed to them in the License Agreement.

1.	EXISTING CONSENT TO ASSIGNMENT OF CERTAIN RIGHTS UNDER THE LICENSE AGREEMENT
Genentech hereby acknowledges that by that certain letter agreement, dated November 20, 2012, by and among Curis LLC, Curis and Genentech (the “Assignment Consent”), Genentech consented to the sale, conveyance, transfer and assignment by Curis to Curis LLC of all or a portion of Curis’ right, title and interest in and to: (a) the royalty payments specified in Section 8.5 of the License Agreement (including late payments thereof, if any); (b) any amounts payable under Section 9.4 of the License Agreement with respect to the underpayment of any such royalties payable under Section 8.5 of the License Agreement (excluding the out-of-pocket costs of the auditing party in connection with any such audit that are payable by Genentech, if any); (c) any indemnity payments payable under Section 14.1(b) of the License Agreement with respect to Losses (as defined in the License Agreement) suffered by Curis LLC with

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respect to amounts payable under Sections 8.5, 9.3 or 9.4 of the License Agreement; and (d) any interest payable under Section 9.3 of the License Agreement with respect to the late payment of any such royalties, underpayments, indemnity payments or interest thereon (collectively, the “Subject Payments”).

2.	EXISTING CONSENTS
Genentech hereby acknowledges that it entered into those certain letter agreements, dated August 2, 2017, and March 3, 2017, by and among Curis LLC, Curis and Genentech.

3.	CONSENT TO ASSIGNMENT OF CERTAIN RIGHTS UNDER THE LICENSE AGREEMENT, PLEDGE OF THE SUBJECT PAYMENTS AND PLEDGE OF EQUITY IN CURIS LLC
Curis and Curis LLC hereby represent and warrant that neither the Agent nor the Investors are a direct competitor of Genentech.
By its acknowledgement and agreement below, Genentech hereby consents to: (a) the sale, conveyance, transfer and assignment by Curis LLC of all or a portion of Curis LLC’s right, title and interest in and to the Subject Payments; (b) (i) the pledge by Curis LLC to the Agent, for its benefit and the benefit of the Investors, of Curis LLC’s rights to receive the Subject Payments as security (including, for the avoidance of doubt actions taken by the Agent to perfect a first priority security interest in favor of the Agent, for its benefit and the benefit of the Investors, in all such rights) and (ii) the potential transfer of Curis LLC’s rights to receive the Subject Payments to the Agent, for its benefit and the benefit of the Investors, as the pledgee or potential successor in interest to Curis LLC’s rights to receive the Subject Payments pursuant to the terms of the Transaction, solely in connection with the exercise by the Agent of its rights and remedies upon an Event of Default (as defined in the Transaction documentation), and (c) the pledge by Curis to the Agent of Curis’ equity interest in Curis LLC (the “Pledged Equity”) as further security (including, for the avoidance of doubt actions taken by the Agent to perfect a first priority security interest in favor of the Agent, for its benefit and the benefit of the Investors, in all such rights), and the potential transfer of the Pledged Equity, solely in connection with the exercise by the Agent of its rights and remedies upon an Event of Default (as defined in the Transaction documentation).
Genentech gives the foregoing consents, provided that, absent further written consent by Genentech, which shall not be unreasonably withheld, conditioned or delayed, (i) Curis LLC shall not further sell, convey, pledge, or assign or otherwise transfer the right, title and interest to the Subject Payments and (ii) the Agent shall not further sell, convey, pledge or assign, or otherwise transfer the right, title and interest in and to the Subject Payments and shall not further sell, convey, pledge, assign, or otherwise, transfer the Pledged Equity; provided, however, that the Agent may further sell, convey, pledge, assign or otherwise transfer such rights, solely in connection with the exercise by the Agent of its rights and remedies upon an Event of Default, to a transferee that has entered into a confidentiality agreement with Genentech, in form and substance reasonably acceptable to Genentech (provided that such confidentiality agreement shall be on terms substantially similar to the provisions of the following section of this Letter Agreement (Consent to Disclosure of Certain Confidential

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Information)), and that, in such confidentiality agreement, such transferee represents and warrants that it (x) does not conduct scientific research or engage in development activities with respect to diagnostic or therapeutic products in the biotechnology or pharmaceutical industries; (y) does not manufacture, promote, market, distribute or sell any diagnostic or therapeutic products in the biotechnology or pharmaceutical industries; and (z) does not control, is not controlled by and is not under common control with any person or entity that conducts any of the activities in the foregoing clauses (x) and (y); and provided, further, that in connection with any sale, conveyance, pledge, assignment or other transfer or the Subject Payments or the Pledged Equity, the Agent must bind the transferee to the same conditions in this this sentence to which the Agent is currently bound. In the event Genentech’s further written consent(s) is required and granted hereunder, the rights of any third party to receive any Confidential Information of Genentech shall be subject to the provisions of the following section of this Letter Agreement (Consent to Disclosure of Certain Genentech Confidential Information), as applicable to Curis LLC and the Agent (as the case may be) mutatis mutandis.

4.	CONSENT TO DISCLOSURE OF CERTAIN GENENTECH CONFIDENTIAL INFORMATION
In connection with the Transaction, Curis LLC (or Curis on Curis LLC’s behalf) proposes to disclose all reports, accountings, statements, data, certificates, documents and other information required or contemplated to be delivered to Curis pursuant to Sections 9.1, 9.3 and 9.4 of the License Agreement (the “Disclosable Information”) to the Investors and the Agent, in each case to be made without further consent of or notice to Genentech, with any such disclosure of Disclosable Information occurring solely to the extent a Transaction is consummated and during the term of such Transaction (such disclosures of Disclosable Information, the “Disclosures”). Curis and Curis LLC agree that the Disclosable Information is, under the License Agreement, considered Confidential Information of Genentech.
Under the foregoing premises, and by its acknowledgement and agreement below, Genentech hereby consents to the Disclosures; provided that (a) Curis, Curis LLC and other permitted disclosers hereunder include “confidentiality” markings on all tangible Disclosable Information and, if disclosed orally, transmit to the recipient within thirty (30) days of such disclosure a written summary of such Disclosable Information marked “Confidential”; (b) any Disclosable Information disclosed to Curis LLC or to the Investors and the Agent pursuant to the Disclosures, is subject to a written confidentiality agreement between the discloser and recipient, to which Genentech is a third party beneficiary, containing obligations on the recipient with regard to Disclosable Information at least as strict as those binding upon Curis in Section 12 of the License Agreement with respect to Confidential Information of Genentech and; (c) the Investors and the Agent are permitted to use such Disclosable Information solely for purposes of considering the Transaction and, if the Transaction is consummated, for purposes of fulfilling its obligations and exercising its rights arising from the Transaction; and (d) the Investors and the Agent are prohibited from disclosing Disclosable Information to any third party except to their employees, consultants, advisors, agents, potential transferees, merger partners, investment bankers, investors, limited partners, partners, and representatives who need to know such Disclosable Information in connection with the Transaction and who are bound by a written confidentiality agreement with either Investor or the Agent containing

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obligations on the recipient with regard to Disclosable Information at least as strict as those binding upon Curis in Section 12 of the License Agreement with respect to Confidential Information of Genentech.

5.	PAYMENT DIRECTION
We are hereby requesting that Genentech acknowledge and agree, by execution below of this Letter Agreement, commencing after Genentech receives written notice from Curis LLC that the Transaction has been executed, to pay any and all Subject Payments directly and exclusively to the bank specified in such notice, by deposit to the account specified in such notice. Genentech shall make the Subject Payments in accordance with the foregoing unless and until otherwise directed by a written notice from the Investors. Any notices to Genentech under this paragraph will be effective five (5) business days after receipt by Genentech and shall be sent in accordance with Section 16.1 of the License Agreement; provided, however, the copy of any such notice shall be sent to the attention of the Global Head, Alliance and Asset Management (in lieu of a copy to the Vice President, Business Development).
The Subject Payments and this payment direction expressly exclude (a) any amounts payable to Curis under Sections 8.4 and 8.7 of the License Agreement; (b) any interest payable with respect to late payments under Section 9.3 of the License Agreement solely with respect to amounts payable under Sections 8.4 and 8.7 of the License Agreement; (c) any amounts payable under Section 9.4 of the License Agreement solely with respect to amounts payable under Sections 8.4 and 8.7 of the License Agreement; and (d) any indemnity payments payable under Section 14.1(b) of the License Agreement solely with respect to Losses suffered by Curis with respect to amounts payable under Sections 8.4 and 8.7 of the License Agreement, each of which shall continue to be paid directly to Curis.

6.	MISCELLANEOUS
Except as specifically amended or supplemented by this Letter Agreement, the terms and conditions of the License Agreement and any other agreements governing the use and disclosure of any Confidential Information shall remain unchanged and in full force and effect. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Letter Agreement, and the Assignment Consent, shall each be governed by the law of the State of California as such laws are applied to contracts entered into or to be performed entirely within such state.

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Exhibit 10.43

If the foregoing is acceptable to you, please sign and date this Letter Agreement in the space provided below.
Sincerely,

CURIS ROYALTY LLC:

By:    Curis, Inc., its managing member

By: /s/ James E. Dentzer

Name: James E. Dentzer

Title: President

CURIS, INC.:

By: /s/ James E. Dentzer

Name: James E. Dentzer

Title: President and Chief Executive Officer

[Signature Page to Consent & Payment Direction]

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Exhibit 10.43

Agreed to and accepted as of the date first set forth above:

GENENTECH, INC.:

By:/s/ Mark Arundine

Name: Mark Arundine

Title: Director, Alliance and Asset Management

[Signature Page to Consent & Payment Direction]

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